Exhibit 23.1

W.T. Uniack & Co. CPA’s P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of American Restaurant Concepts, Inc. on Form S-1A #3 and our report dated April 26, 2010, with respect to our audits of the financial statements of American Restaurant Concepts, Inc. as of December 29, 2008 and December 30, 2007 as restated, and for the years ended December 29, 2008 and December 30, 2007 as restated, which report appears with those financial statements referred to above. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W. T. Uniack & Co. CPA’s P.C.

Alpharetta, Georgia

April 29, 2010